Exhibit 99.1

CONTACTS:
Timothy K. Zimmerman
Chief Executive Officer
412.856.0363

RELEASE DATE:	Susan A. Parente
April 27, 2017	Executive Vice President & Chief Financial Officer
412.856.0363

STANDARD AVB FINANCIAL CORP. ANNOUNCES A QUARTERLY DIVIDEND
PAYMENT AND SECOND QUARTER EARNINGS OF STANDARD FINANCIAL CORP.

Monroeville, Pennsylvania – April 27, 2017 – Standard AVB Financial Corp. (the “Company”) - (OTCQX: STND), the holding company for Standard Bank PaSB, today announced earnings of Standard Financial Corp. for the quarter ended March 31, 2017 of $563,000 or $0.23 per share compared to $902,000 or $0.37 per share for the quarter ended March 31, 2016. As previously disclosed, the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. was consummated at the close of business on April 7, 2017 and after the completion of the March 31, 2017 quarter. The financial results referenced in this earnings release solely relate to Standard Financial Corp. on a pre-merger basis. The combined company was renamed Standard AVB Financial Corp. on April 7, 2017. Net income for the second quarter was significantly impacted by merger-related expenses of $252,000 ($177,000 after-tax). Excluding the after-tax impact of the merger-related expenses, net income would have been $740,000, or $0.31 per share for the quarter ended March 31, 2017 compared to $902,000, or $0.37 per share for the quarter ended March 31, 2016. The Company’s annualized return on average assets and average equity were 0.46 % and 3.06%, respectively, (0.61% and 4.03%, respectively, excluding the merger-related expenses) for the quarter ended March 31, 2017 compared to 0.76% and 4.93%, respectively, for the quarter ended March 31, 2016.

For the six months ended March 31, 2017, net income was $1.1 million, or $0.47 per share compared to $1.8 million, or $0.71 per share for the six months ended March 31, 2016. Merger-related expenses for the six months ended March 31, 2017 were $559,000 ($465,000 after tax). Excluding the after-tax impact of merger-related expenses, operating earnings would have been $1.6 million or $0.66 per share compared to $1.8 million or $0.71 per share for the six months ended March 31, 2016. The Company’s annualized return on average assets and average equity were 0.46% and 3.06%, respectively, (0.65% and 4.33%, respectively, excluding the merger-related expenses) for the six months ended March 31, 2017 compared to 0.75% and 4.77%, respectively, for the six months ended March 31, 2016.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record of the combined Standard AVB Financial Corp. as of May 4, 2017 and will be paid on May 18, 2017.

Timothy K. Zimmerman, CEO, stated, “As anticipated, the results for the current quarter and fiscal year to date have been directly and indirectly impacted by the expenses associated with the merger transaction with Allegheny Valley Bancorp, Inc. However, there are strong core elements in our financial results. Loan growth and asset quality remained strong. We expect to complete the conversion and consolidation of data processing platforms, systems and customer files during the third calendar quarter of 2017.”

Excluding the after tax-impact of the merger-related expenses, net income for the quarter ended March 31, 2017 decreased $162,000, or 18.0% compared to the same quarter in the prior year. Primary changes include lower noninterest income of $160,000, or 22.4% and higher noninterest expenses of $172,000, or 6.7%, partially offset by higher net interest income of $111,000, or 3.5% and lower income tax expense compared to the same quarter in the prior year.

Excluding the after-tax impact of the merger-related expenses, net income for the six months ended March 31, 2017 decreased $180,000 or 10.2% to $1.6 million compared to the same period in the prior year. Lower noninterest income of $112,000, or 8.2% and higher noninterest expenses of $201,000, or 3.9%, were partially offset by higher net interest income of $155,000, or 2.5% and lower income tax expense compared to the same period in the prior year.

Net interest income was $3.3 million and $6.5 million for the three and six months ended March 31, 2017, compared to $3.1 million and $6.3 million for the three and six months ended March 31, 2016. The average balance of loans was $30.0 million and $28.7 million higher for the quarter and six months ended March 31, 2017 compared to the prior year periods. Partly offsetting this increase was a decline in the yield on loans for the quarter and six month periods compared to the prior year. Investment securities average balances declined with the use of funding for loans during the three and six month periods.

No provisions for loan losses was recorded for the three months ended March 31, 2017 and 2016. A provision of $40,000 was recorded for the six months ended March 31, 2017, compared to no provision for the prior six month period. Non-performing loans at March 31, 2017 were $1.1 million, or 0.27% of total loans compared to $1.1 million, or 0.28% of total loans at September 30, 2016 and $1.5 million, or 0.43% of total loans at March 31, 2016.

Noninterest income totaled $555,000 for the quarter ended March 31, 2017 compared to $715,000 for the quarter ended March 31, 2016 and $1.3 million for the six months ended March 31, 2017 compared to $1.4 million for the 2016 period. The decrease for both periods was due primarily to lower net gains on securities.

Noninterest expenses totaled $2.7 million for the quarter ended March 31, 2017 representing an increase of $172,000 or 6.7% compared to the quarter ended March 31, 2016. For the six months ended March 31, 2017, noninterest expenses totaled $5.3 million representing an increase of $201,000, or 3.9% compared to the six months ended March 31, 2016. The increases were due mainly to increases in compensation and other operating expenses.

Standard AVB Financial Corp., with total assets of $492.6 million at March 31, 2017, consisting solely of the pre-closing assets of Standard Financial Corp., is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates 18 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard Financial Corp. (1)

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Interest and Dividend Income	$4,116	$4,006	$8,213	$8,012
Interest Expense	860	861	1,739	1,693
Net Interest Income	3,256	3,145	6,474	6,319
Provision for Loan Losses	-	-	40	-
Net Interest Income after Provision for Loan Losses	3,256	3,145	6,434	6,319
Noninterest Income	555	715	1,255	1,367
Noninterest Expenses	2,724	2,552	5,342	5,141
Merger Expenses	252	-	559	-
Income before Income Tax Expense	835	1,308	1,788	2,545
Income Tax Expense	272	406	666	778
Net Income	$563	$902	$1,122	$1,767

Earnings Per Share - Basic	$0.23	$0.37	$0.47	$0.71
Earnings Per Share - Diluted	$0.23	$0.36	$0.45	$0.68
Annualized Return on Average Assets	0.46%	0.76%	0.46%	0.75%
Average Assets	$488,302	$473,387	$489,470	$469,274
Annualized Return on Average Equity	3.06%	4.93%	3.06%	4.77%
Average Equity	$73,485	$73,212	$73,261	$74,035
Net Interest Spread	2.75%	2.75%	2.73%	2.78%
Net Interest Margin	2.87%	2.87%	2.85%	2.91%

FINANCIAL CONDITION DATA:	March 31,	September 30,
	2017	2016
Total Assets	$492,566	$495,135
Cash and Cash Equivalents	10,954	18,161
Investment Securities	58,198	64,403
Loans Receivable, Net	387,927	378,080
Deposits	369,625	368,634
Borrowed Funds	46,626	50,820
Total Stockholders' Equity	73,945	73,175

Book Value Per Share	$28.30	$28.31
Tangible Book Value Per Share	$24.94	$24.91

Allowance for Loan Losses	$3,777	$3,800
Non-Performing Loans	$1,063	$1,056
Allowance for Loan Losses to Total Loans	0.96%	1.00%
Allowance for Loan Losses to Non-Performing Loans	355.3%	359.8%
Non-Performing Assets to Total Assets	0.24%	0.27%
Non-Performing Loans to Total Loans	0.27%	0.28%

(1) Financial highlights are as of March 31, 2017 and March 31, 2016 and reflect financial results prior to the completion of the merger with Allegheny Valley Bancorp, Inc., which occurred following the completion of the quarter. Effective at the close of business on April 7, 2017, Allegheny Valley Bancorp, Inc. merged with and into Standard Financial Corp. and Standard Financial Corp. was renamed Standard AVB Financial Corp.

Additional financial information is available at www.standardbankpa.com.

STANDARD FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2017	Six Months Ended March 31, 2017

Net Income (GAAP)	$563	$1,122
After tax merger-related expenses (GAAP)	177	465
Net income, excluding merger-related expenses	$740	$1,587

Earnings Per Share - Basic
GAAP	$0.23	$0.47
Excluding merger-related expenses	$0.31	$0.66

Earnings Per Share - Diluted
GAAP	$0.23	$0.45
Excluding merger-related expenses	$0.30	$0.64

Average Assets (GAAP)	$488,302	$489,642

Return on Average Assets
GAAP	0.46%	0.46%
Excluding merger-related expenses	0.61%	0.65%

Average Equity (GAAP)	$73,485	$73,261

Return on Average Equity
GAAP	3.06%	3.06%
Excluding merger-related expenses	4.03%	4.33%